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                                                                     EXHIBIT 10b








June 3, 1998


William R. Seelbach
Inverness Partners
Landmark Centre, Suite 180
25700 Science Park Drive
Beachwood, OH  44122


Dear Bill:

I am pleased to offer you the opportunity to join Brush Wellman as President of Alloy Products as well as an Executive Officer and a member of our Executive Staff and Operations ("Ops") Team, with a reporting relationship to me. You would be responsible for the entire Alloy business, including sales, marketing, distribution, operations and technology. I have outlined in an attached sheet in more detail, my expectations for the President of Alloy Products.

Your annual salary would be $250,000 and paid on a bi-weekly basis. Upon starting, you will be awarded a stock option of 7,500 shares. As an Executive Officer, your option award would vest in full six months from the date of grant.

You will become a participant in the Brush Wellman Performance Compensation Plan and in Grade B which has a target bonus of 37% of base salary. For 1998, you would be eligible for one-half of a full year opportunity. As the President of Alloy, two-thirds of your bonus would be based on meeting earnings targets established for Alloy Products and one-third based on Brush Wellman meeting its earnings targets. A copy of the plan is enclosed.

You will also be a participant in our stock incentive plan, which provides awards in Brush Wellman stock based on performance over a three-year period. For the performance period of January 1, 1998 to December 31, 2000, the amount of the award earned will be based on stock price appreciation. I will be pleased to provide you more details on the plan and the shares that would be awarded to you at the time you joined Brush Wellman.

As an Executive Officer, you will be eligible for an annual allowance of up to $5,000 for professional tax and/or estate-planning advice. You would also be eligible for

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William R. Seelbach
June 3, 1998
Page 2


reimbursement for dues at a club of our choice. Both the allowance and the dues reimbursement are taxable, non-pensionable items.

The Company would enter into an employment agreement with you, which would provide certain benefits in the event there is a change in control of the Company. Other than a change in control, in the event your employment was terminated by the Company for any reason other than cause, you would be eligible for a separation payment equivalent to one year of base pay during the first five years of employment. After five years of employment, you would be eligible for the standard separation practice of the Company.

Information regarding indemnification protection afforded to any Executive Officer will be provided to you upon your start of employment.

Our offer includes participation in our exempt benefits programs (e.g., flexible benefits, savings and investment plan, pension). Several of the enclosed materials pertain to such benefits.

Although you will participate in our standard vacation plan, you will be allowed additional time off, which when combined with your standard vacation, will equal four weeks per year (vacation year runs from July 1 through June 30) beginning with your date of employment.

Our offer is contingent upon successful completion of a preemployment drug screen and the attached I-9 form (Employment Eligibility Verification).

Finally, our offer is contingent on your beginning work no later than July 1, 1998.

Bill, I am excited at the prospect of your joining Brush Wellman and I believe you can make a significant contribution to our team.

Please contact me or Dan Skoch (216-383-6810) to answer any questions you may have.


Sincerely,

/s/ Gordon D. Harnett

Gordon D. Harnett


smz
enclosures


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                           President - Alloy Products

                             Major Responsibilities


 1. Accountable for the profitability of the worldwide Alloy business

 2. Establish the strategic direction for the business

 3. Lead and insure full integration of the various functions reporting to the President

 4. Develop the organization needed to fully meet the business opportunities and plans

 5. Lead, coach and develop the members of the Alloy Management Team

 6. Establish a strong working knowledge of our key markets and customers and the actions needed to increase our share of market

 7. Work with the V.P. Operations to insure the plans are in place to achieve our cost targets and the operational excellence needed to achieve significant competitive advantage in the market

 8. Work with the V.P. Alloy Products to define the marketing and sales strategies, the resulting organization needs and a plan for implementation

 9. Work with the V.P. Alloy Products and the V.P. Alloy Technology to define the product development needs and priorities

10. Gain a strong understanding of our competition, their strength and weaknesses and their likely responses to our plans and market actions

11. Gain a strong understanding of the international market and our opportunities for growth

12. Be an effective contributor to both the Executive Staff and the Ops Team by representing and assisting in both Alloy and Corporate issues